EMPLOYMENT AGREEMENT
FOR
JOHN ARANOWICZ

This Employment Agreement (“Agreement”) is entered into this 25th day of April, 2009, by and between Rurbanc Data Services, Inc., an Ohio corporation (hereinafter referred to as the “Employer”), and John Aranowicz (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is currently employed by New Core Holdings, Inc., a Florida corporation (“New Core”); and

WHEREAS, New Core and the Employer have entered into an Agreement and Plan of Merger (“Merger Agreement”); and

WHEREAS, the Employer and the Executive desire to have the Executive become an employee of Employer upon the “Effective Date,” as defined in the Merger Agreement, under the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are agreed to by the parties, the Employer and the Executive hereby mutually agree as follows:

1.           Employment and Duties.  The Employer shall employ the Executive beginning as of the Effective Date defined in the Merger Agreement, and the Executive shall accept employment with the Employer upon the terms and conditions hereinafter set forth.  The Executive will serve as an executive of the Employer.  In such capacity, subject to the provisions of Section 5, the Executive will perform such duties and hold such positions related to the business of the Employer and its Affiliates as may from time to time be reasonably requested of him by the Employer.  For purposes of this Agreement, an “Affiliate” shall mean any corporation, general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Employer.  Except as otherwise set forth in this Agreement, the Executive will devote all of his skills and substantially all of his time and attention to said positions and in furtherance of the business and interests of the Employer and its Affiliates and will not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Employer; provided, however, that the Executive will not be precluded from participation in community, civic, charitable or similar activities which do not unreasonably interfere with his responsibilities hereunder.  With respect to unrelated personal investment activities (e.g., real estate development), the Executive may conduct and participate in such activities to the extent they do not unreasonably interfere with his responsibilities hereunder.

2.           Term of Employment.  This Agreement will be effective upon execution by all parties.  The term of employment will begin on the “Effective Date” defined in the Merger Agreement and will continue through the three (3) year period ending on the day before the third (3rd) anniversary of the Effective Date, subject, however, to prior termination, as herein provided.  At the end of the initial term of this Agreement or at the end of any renewal term, this Agreement shall be automatically renewed for one (1) year unless either party gives not less than ninety (90) days written notice to the other party of such party's intention not to renew this Agreement.  Notwithstanding the foregoing, this Agreement shall become null and void if the Effective Date does not occur.

3.           Compensation.

a.           Salary.  The Executive will receive an initial annual base salary of $250,000, which may be increased on an annual basis, but not decreased without the Executive’s written consent, by the Employer during the term of this Agreement.  In the event that the Employer increases the Executive’s initial base salary, the amount of the initial base salary, together with any increase(s) will be his base salary (hereinafter referred to as the “Base Salary”).  The Base Salary will be payable in accordance with the Employer’s regular, bi-weekly payroll payment practices.

b.           Bonus.  With respect to each calendar year during the term of this Agreement, the Executive shall be eligible to earn an annual incentive bonus payment (the “Annual Bonus”), pursuant to the terms of the Employer’s annual incentive plan, as in effect from time to time.  The amount of such Annual Bonus, if any, shall be determined in the discretion of the Employer; provided, however, that, with respect to each of the first two calendar years during the term of this Agreement, the Annual Bonus shall be at least $40,000 if the Employer has Converted Contracts (as defined below) for at least eight (8) banks during such calendar year.  Any Annual Bonus that becomes payable pursuant to this Section 3(b) will be paid to the Executive in cash during the period beginning on January 1 and ending on March 15 of the calendar year following the calendar year for which such Annual Bonus is payable.  For purposes of this Section 3(b), “Converted Contract” shall mean a contract under which a financial institution has converted to, or installed, the New Core software, and is fully operational, evidenced by a certificate executed by the financial institution to the effect that the New Core software has been successfully integrated into such financial institution’s products and services and is operating, subject to one or more issues identified by the financial institution on such certificate which, in the aggregate, does not affect the overall functionality of the system.

4.           Fringe Benefits and Expenses.

a.           Fringe Benefits.  During the term of this Agreement, the Employer will provide the Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, paid holidays, perquisites, and such other fringe benefits of employment as the Employer may provide from time to time to actively employed senior executives of the Employer.  Notwithstanding any provision contained in this Agreement, the Employer may discontinue or terminate at any time any employee benefit plan, policy or program described in this Section 4(a), now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination.

b.           Vacation.  During the term of this Agreement, the Executive shall be entitled to paid vacation each year in accordance with the Employer’s vacation policy for actively employed senior executives, as in effect from time to time.  Under the Employer's current vacation policy, the Executive would be entitled to four (4) weeks vacation per year.

c.           Automobile Allowance.  During the term of this Agreement, the Employer shall provide the Executive with an automobile allowance in accordance with the Employer’s automobile allowance policy for actively employed senior executives, as in effect from time to time.

d.           Expenses.  During the term of this Agreement, the Employer shall reimburse the Executive for all reasonable travel, industry, entertainment, and out-of-pocket and miscellaneous expenses incurred by the Executive in connection with the performance of his business activities under this Agreement in accordance with the existing policies and procedures of the Employer pertaining to reimbursement of such expenses to senior executives.

5.           Termination of Employment.

For purposes of this Agreement, any reference to the Executive’s “termination of employment” (or any form thereof) shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation §1.409A-1(h).

a.           Death of Executive.  This Agreement and the Executive’s employment will terminate upon his death and the Executive’s beneficiary (as designated by the Executive in writing with the Employer prior to his death) will be entitled to the following payments and benefits:

i.           any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by three hundred sixty-five (365) and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all, as of the date of termination of employment; and

ii.           any rights and benefits (if any) provided under plans and programs of the Employer, including but not limited to that certain Supplemental Executive Retirement Plan Agreement by and between the parties hereto of even date herewith (the “SERP”), determined in accordance with the applicable terms and provisions of such plans and programs.

In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive him, payments and benefits described in this Section 5(a) will be paid to the Executive’s estate.  Any payments due under Section 5(a)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

b.           Disability.  This Agreement and the Executive’s employment may be terminated by the Employer upon forty-five (45) days written notice from the Employer following the determination, as set forth immediately below, that the Executive suffers from a Permanent Disability.  For purposes of this Agreement, “Permanent Disability” means a physical or mental impairment that renders the Executive incapable of performing the essential functions of his job, on a full-time basis, even taking into account reasonable accommodation required by law, as determined by a physician who is selected by the agreement of the Executive and the Employer, for a period of greater than one-hundred eighty (180) days.  During any period that the Executive fails to perform his duties hereunder as a result of a Permanent Disability (“Disability Period”), the Executive will continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to this Section 5(b); provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Employer and that were not previously applied to reduce any payment of Base Salary.  In the event that the Employer elects to terminate the Executive’s employment pursuant to this Section 5(b), the Executive will be entitled to the following payments and benefits:

i.           any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by three hundred sixty-five (365) and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all, as of the date of termination of employment; and

ii.           any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

Any payments of Base Salary during the Disability Period shall be made in accordance with the payroll procedures described in Section 3(a) of this Agreement.  Any payments due under Section 5(b)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

c.           Termination of Employment for Cause.  The Employer may terminate this Agreement and the Executive’s employment upon written notice at any time for “Cause.”  For purposes of this Agreement, the term “Cause” means that the occurrence of one or more of the following:

i.           the willful failure by the Executive to substantially perform his duties hereunder (other than a failure resulting from the Executive’s incapacity because of death or disability), after notice from the Employer and a failure to cure such violation within twenty (20) days of said notice;

ii.          the willful engaging by the Executive in misconduct injurious to the Employer or any Affiliate;

iii.         dishonesty, insubordination or gross negligence of the Executive in the performance of his duties;

iv.         the Executive’s breach of fiduciary duty involving personal profit;

v.           the Executive’s violation of any law, rule or regulation governing issuers of publicly traded securities or any regulatory enforcement actions issued by a regulatory authority against the Executive;

vi.          conduct on the part of the Executive which brings public discredit to the Employer or any Affiliate and, if the effect may be cured, a failure to cure within twenty (20) days of the date notice of such conduct is delivered to the Executive;

vii.         the Executive’s conviction of or plea of guilty or nolo contendere to a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of twenty (20) consecutive days or more;

viii.        an act by the Executive affecting any of the Employer’s or any Affiliate’s employees, customers, business associates, contractors or visitors that a court or governmental authority with jurisdiction over the matter determines constitutes unlawful discrimination or harassment, or violates the Employer’s or any Affiliate’s policy concerning discrimination or harassment;

ix.           the Executive’s theft or abuse of the Employer’s or any Affiliate’s property or the property of the Employer’s or any Affiliate’s customers, employees, contractors, vendors or business associates;

x.            the direction or recommendation of a state or federal regulatory authority to remove the Executive from his position(s) with the Employer or any Affiliate;

xi.           the Executive’s willful failure to follow the good faith lawful instructions of the board of directors of the Employer with regard to the operations of the Corporation and/or its Affiliates, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

xii.          material breach of any contract or agreement that the Executive entered with the Employer or any Affiliate, including a breach of any of the obligations described in Sections 8, 9 and 10 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date notice of such conduct is delivered to the Executive; or

xiii.         unauthorized disclosure of the trade secrets or confidential information of the Employer or any of its Affiliates, trade partners or vendors.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Employer’s applicable policy or other period of absence initiated by the Executive and approved by the Employer.  Also, if, after the Executive terminates employment, the Employer learns that the Executive has actively concealed conduct or an event that, if discovered before employment terminated, would have constituted “Cause,” the provisions of this Section 5(c) will be applied retroactively to the date the Executive terminated employment and the Employer may recover any and all amounts paid to the Executive (or to his or her beneficiaries) under this Agreement.

In the event that the Employer terminates the Executive’s employment for Cause, the Executive will be entitled to the following payments and benefits:

A.           any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by three hundred sixty-five (365) and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all, as of the date of termination of employment; and

B.           any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

Any payments due under Section 5(c)(A) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

d.           Termination Without Cause.  The Employer may terminate this Agreement and the Executive’s employment for any reason upon sixty (60) days prior written notice to the Executive.  If the Executive’s employment is terminated by the Employer for any reason other than the reasons set forth in subsections (a), (b) or (c) of this Section 5, the Executive will be entitled to the following payments and benefits:

i.           any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by three hundred sixty-five (365) and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all, as of the date of termination of employment.  Any payments due under this Section 5(d)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment;

ii.           any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs; and

iii.          continuation of the Executive’s Base Salary in effect on the date of his termination of employment for twenty-four (24) months following the date of his termination.  The payments due under this Section 5(d)(iii) shall be made in separate, substantially equal monthly installments over such twenty-four (24) month period.

e.           Voluntary Termination by Executive.  The Executive may resign and terminate this Agreement and his employment with the Employer for any reason whatsoever upon not less than ninety (90) days prior written notice to the Employer.  In the event that the Executive terminates his employment voluntarily pursuant to this Section 5(e), the Executive will be entitled to the following payments and benefits:

i.           any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by three hundred sixty-five (365) and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all, as of the date of termination of employment; and

ii.           any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

Any payments due under Section 5(e)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

f.           Good Reason Termination.  The Executive may resign and terminate this Agreement and his employment with the Employer for “Good Reason” upon not less than sixty (60) days prior written notice to the Employer.  For purposes of this Agreement, the Executive will have “Good Reason” to terminate his employment with the Employer if any of the following events occur (provided the Employer does not fully cure the effect of such event within thirty (30) days following its receipt of written notice of such event from the Executive):

i.           without his consent, the Executive’s Base Salary is materially reduced for any reason, other than in connection with the termination of his employment;

ii.          without his consent, the Employer permanently or consistently assigns the Executive to duties that are materially inconsistent in any respect with his position (including, without limitation, his status, office and title), authority, duties or responsibilities as set forth in Section 1, or takes any other action that results in a permanent or consistent material diminution in such position, authority, duties, or responsibilities; or

iii.         a material change in the geographic location at which the Executive must perform his services under this Agreement, without the consent of the Executive.

Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Employer written notice of such event prior to such date.

In the event that the Executive terminates his employment for Good Reason pursuant to this Section 5(f), the Executive will be entitled to the following payments and benefits:

A.           any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by three hundred sixty-five (365) and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all, as of the date of termination of employment.  Any payments due under this Section 5(f)(A) shall be made within thirty (30) days after the date of the Executive’s termination of employment;

B.           any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs; and

C.           continuation of the Executive’s Base Salary in effect on the date of his termination of employment for twenty-four (24) months following the date of his termination.  The payments due under this Section 5(f)(C) shall be made in separate, substantially equal monthly installments over such twenty-four (24) month period.

g.           Expiration of Term of Agreement.  If the term of this Agreement expires and it is not extended by the parties, the Executive’s employment will terminate at the end of such term and the Executive will be entitled to the following payments and benefits:

i.           any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by three hundred sixty-five (365) and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all as of the date of termination of employment; and

ii.           any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

Any payments due under Section 5(g)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.  In addition, if the Executive’s employment is terminated as the result of the Employer’s election not to renew this Agreement pursuant to Section 2, then the Executive will be entitled to an amount equal to one (1) times the Executive’s Base Salary in effect on the date of his termination of employment, payable in separate, substantially equal monthly installments over the twenty-four (24) month period following the date of his termination.

6.           Change In Control.

a.           Occurrence of Change in Control Event.  In the event that during the term of this Agreement, a “change in control event” (as defined under Section 409A of the Code and the Treasury Regulations thereunder) of the Employer occurs and, within twelve (12) months following such change in control event, this Agreement and the Executive’s employment is terminated by the Employer or its successor without Cause as described in Section 5(d) or is terminated for Good Reason by the Executive as described in Section 5(f), then in lieu of any payment that might be provided under Section 5 of this Agreement, the Employer or its successor will pay to the Executive the following payments and benefits:

i.           any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused, (determined by dividing Base Salary by three hundred sixty-five (365) and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all, as of the date of termination of employment;

ii.          any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs;

iii.         a single lump sum payment equal to two (2) times the total annual Base Salary paid or payable to the Executive with respect to the most recently completed fiscal year of the Employer; and

iv.         if the Executive elects COBRA coverage, the Employer shall pay Executive’s COBRA premium payments consistent with the family health, dental and vision coverage in existence on the date of termination beginning on the date of termination and continuing for a period of eighteen (18) consecutive months thereafter.

Any payments due under Sections 6(a)(i) and 6(a)(iii) shall be made within ten (10) days after the date of the Executive’s termination of employment.

b.           Treatment of Taxes.

i.           Notwithstanding any provision in this Agreement to the contrary, if the Employer or the Change Entity (as defined in Section 6(b)(iii) below) (after consulting with an independent accounting or compensation consulting company) ascertains that the compensation and benefits provided to the Executive pursuant to or under this Agreement, either alone or when combined with other compensation and benefits received by the Executive (other than the amounts described in Sections 6.9 and 6.10 of the SERP), would constitute “excess parachute payments” within the meaning of Section 280G of the Code, or the Treasury Regulations promulgated thereunder, then such compensation and benefits shall be (retroactively, if necessary) reduced by the minimum extent necessary to avoid the excise taxes described in Section 4999 of the Code (the “Excise Taxes”), which reduction shall comply with Section 409A of the Code.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the Treasury Regulations promulgated under Section 280G of the Code, the Employer shall be required only to pay to the Executive the amount determined to be deductible under Section 280G of the Code.

ii.           If the Internal Revenue Service subsequently and finally decides that the amount of compensation and benefits (including after the reduction applied under this Section 6(b)) will generate Excise Taxes or a loss of deduction under Section 280G of the Code with respect to the compensation and benefits (other than those amounts described in Sections 6.9 and 6.10 of the SERP), the Executive will immediately remit an additional amount to the Employer or the Change Entity, as applicable, equal to the difference between the amount paid (other than those amounts described in Sections 6.9 and 6.10 of the SERP) and the minimum amount necessary to avoid the imposition of Excise Taxes or a loss of deduction under Section 280G of the Code.  Also, the Executive agrees to promptly notify the Employer or the Change Entity, as applicable, of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of an Excise Tax or a loss of deduction under Section 280G of the Code and also agrees to cooperate in resisting any Excise Tax assessment.  However, the Employer or the Change Entity, as applicable, will have complete control over resolution of any claim by the Internal Revenue Service that might generate an Excise Tax or a loss of deduction under Section 280G of the Code (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and the Employer or the Change Entity, as applicable, will bear all costs associated with that effort provided that any costs paid or reimbursed by the Employer or the Change Entity shall be subject to the following limitations: (A) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (B) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable year of the Executive; (C) any costs being paid shall be paid no later than the last day of the Executive’s taxable year following the year in which they were incurred; and (D) the right to payment may not be subject to liquidation or exchange for another benefit.

iii.           For purposes of this Section 6(b), “Change Entity” shall mean, in the event of a Change in Control, the Employer and any entity with which the Employer effects a Change in Control.

7.           Nonexclusivity of Rights.  Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Employer and for which the Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Employer.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Employer at or after the date of termination of employment, will be payable in accordance with such plan or program.

8.           Noncompetition Covenant.

a.           The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Employer.  Accordingly, in consideration of the benefits described in this Agreement, during the period beginning on the Effective Date and extending throughout the two (2) year period following the Executive’s termination of employment (the “Non-Competition Period”), the Executive shall not:

i.           In the geographic area of the United States of America (the “Non-Competition Area”), provide financial or executive assistance to any person, firm, corporation or enterprise engaged in: (i) data or item processing for the financial services industry; or (ii) any other activity in which the Employer or any Affiliate engaged at the beginning of the Non-Competition Period (the “Restricted Activities”); provided, however, that “Restricted Activities” shall not include participating in senior management and/or on a board of directors of a financial institution which does not have an Affiliate that provides data or item processing to unrelated third parties; or

ii.          Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of the Employer or any Affiliate during the term of the Executive’s employment or on the date of the Executive’s termination of employment, to become a customer or referral source for any person or entity engaged in Restricted Activities other than the Employer or its Affiliates; or

iii.         Directly or indirectly solicit, induce or encourage any employee of the Employer or any Affiliate, who is employed during the term of the Executive’s employment or on the date of the Executive’s termination of employment, to leave the employ of the Employer or its Affiliates or to seek, obtain or accept employment with any person or entity other than the Employer or its Affiliates.

Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as a passive investment, securities of any entity engaged in Restricted Activities which are publicly traded on a national or regional stock exchange or on the over-the-counter market, if the Executive (A) is not a controlling person of, or a member of a group which controls, such entity and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity.

b.           It is expressly understood and agreed that, although the Executive and the Employer consider the restrictions contained in this Section 8 reasonable for the purpose of preserving for the Employer, its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in this Section 8 is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of this Section 8 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

c.           The existence of any immaterial claim or cause of action of the Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of this covenant.  Conversely, any material breach of the obligations of the Employer under this Agreement or the SERP shall void and terminate this Section 4.1.  The Executive agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to the Employer for which it will have no adequate remedy at law and the Employer shall be entitled to seek injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

9.           Confidential Information.  The Executive will hold in a fiduciary capacity, for the benefit of the Employer, all secret or confidential information, knowledge, and data relating to the Employer and its Affiliates, that shall have been obtained by the Executive in connection with the transactions described in the Merger Agreement or during his employment with the Employer and that is not public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement).  During the term of this Agreement and after termination of the Executive’s employment with the Employer, the Executive will not, without the prior written consent of the Employer, communicate or divulge any such information, knowledge, or data to anyone other than the Employer or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Executive’s failure to provide such information, knowledge, or data would subject the Executive to criminal or civil sanctions and then only with prior notice to the Employer.

The restrictions imposed on the release of information described in this Section 9 may be enforced by the Employer and/or any successor thereto.  The provisions of this Section 9 constitute an essential element of this Agreement, without which the Employer would not have entered into this Agreement.  Notwithstanding any other remedy available to the Employer at law or at equity, the parties hereto agree that the Employer or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 9.

If the scope of any restriction contained in this Section 9 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

10.           Intellectual Property.  The Executive agrees to communicate to the Employer, promptly and fully, and to assign to the Employer all intellectual property developed or conceived solely by the Executive, or jointly with others, during the term of his employment, which are within the scope of either the Employer ’s business or an Affiliate’s business, or which utilized Employer materials or information.  For purposes of this Agreement, “intellectual property” means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship.  The Executive further agrees to execute all necessary papers and otherwise to assist the Employer, at the Employer’s sole expense, to obtain patents, copyrights or other legal protection as the Employer deems fit.  Any such intellectual property is to be the property of the Employer whether or not patented, copyrighted or published.

11.           Assignment and Survivorship of Benefits.  The rights and obligations of the Employer under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.  If the Employer shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Employer are transferred to another company, then the provisions of this Agreement will be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision will apply in the event of any subsequent merger, consolidation, or transfer.

12.           Notices.  Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Employer:	Rurbanc Data Services, Inc.
Attention: Chief Financial Officer
7622 State Route 66 N
Defiance, Ohio 43512

If to the Executive:	John Aranowicz
At the last address on file with the Employer

13.           Taxes.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Employer to the Executive will be subject to withholding of such amounts relating to taxes as the Employer may reasonably determine that it should withhold pursuant to any applicable law or regulations.  In lieu of withholding such amounts, in whole or in part, however, the Employer may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

14.           Arbitration; Enforcement of Rights.  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to Sections 8, 9 and 10, will be settled by arbitration in Defiance County, Ohio in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking in good faith to obtain or enforce any right or benefit provided for in this Agreement will be paid by the Employer, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement.

15.           Governing Law; Captions; Severance.  This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio.  The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.  Except as otherwise specifically provided in this Section 15, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

16.           Entire Agreement; Amendment.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.  This Agreement may be amended only by mutual written agreement of the parties.  This Agreement may be executed in one or more counterparts.

17.           Treatment of Reimbursements and/or In-Kind Benefits.  Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (a) any reimbursement for expenses incurred or provision of in-kind benefits is during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, (c) the reimbursement of an eligible expense will be made no later than the last day of the Executive’s taxable year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

18.           Six-Month Distribution Delay for Specified Employees.  Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Employer or any of its Affiliates, as determined pursuant to the Employer’s policy for identifying specified employees, on the date of his termination of employment and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first (1st) day of the seventh (7th) month following the date of the Executive’s termination of employment (or, if earlier, the date of his death).  The first payment that can be made to the Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code §409A(a)(2)(B)(i).

19.           Compliance with Section 409A of the Code.  The parties intend that this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code, as applicable, and, to the maximum extent permitted by law, shall administer, operate and construe this Agreement accordingly.  Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive, and neither the Employer nor any of its Affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

20.           Liability Insurance.  The Employer shall use its commercially reasonable efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of the Employer against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require the Employer to obtain such insurance if the Board of Directors of the Employer determines that such coverage cannot be obtained at a commercially reasonable price.

21.           Indemnification.  The Executive shall be entitled to indemnification from the Employer to the extent provided by the Employer’s Amended Code of Regulations, as the same may be amended from time to time, and required by applicable state and federal law.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

RURBANC DATA SERVICES, INC.

By:	/s/ Kenneth A. Joyce
Kenneth A. Joyce, Chief Executive Officer

EXECUTIVE

/s/ John Aranowicz
John Aranowicz

[Signature Page to Employment Agreement]